Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Targanta Therapeutics Corporation for the registration of up to $100,000,000 of common stock, preferred stock, warrants and debt securities and to the incorporation by reference therein of our report dated March 25, 2008, with respect to the consolidated financial statements of Targanta Therapeutics Corporation, included in its Annual Report on Form 10-K for the year ended December 31, 2007, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

November 13, 2008